[ARTICLE] 5
[MULTIPLIER]   1,000
Part II.  Other information,   Item 6a.
                                                                   EXHIB
                              HELLO DIRECT, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                     (In thousands, except per share data)

                                         Three Months Ended   Nine Month
                                             September 30,       Septemb
                                        ------------------- ------------
                                        1997      1996      1997      19
                                        --------- --------- --------- --
                                                                      <C
Net income                                  $510      $145    $1,180

Weighted average common shares
   outstanding                             5,039     4,986     5,028

  Common stock options, using treasury
   stock method when dilutive                 94        57        73
                                        --------- --------- --------- --
Weighted average shares outstanding        5,133     5,043     5,101
                                        ========= ========= ========= ==
Net income per share                       $0.10     $0.03     $0.23
                                        ========= ========= ========= ==